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                                                                    Exhibit 10.5

(COREL LOGO)

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 1 day of January 2003 between Corel Corporation, 1600 Carting Ave., Ottawa, Ontario, Canada, K1Z 8R7 ("the Employer") and Amanda Bedborough of Pharos, Fishery Road, Bray, Berks SL6 1UN ("the Employee").

WHEREAS the Employer and the Employee wish to enter into an agreement ("this Agreement" which includes Appendix A hereto) pursuant to which the Employee will provide the Employee's services to the Employer as set out below, and the Employer will hire and retain the services of the Employee as an employee of the Employer.

IT IS AGREED that, in consideration of the mutual covenants and agreements set out below, the parties hereby mutually covenant and agree as follows:

1.   EMPLOYMENT TERM

1.1 The employment under this Agreement ("the Employment") shall commence 1st January 2003. That date from which the Employee's period of continuous employment will be calculated for statutory purposes shall be 1st October 2001, Subject to Clause 13 below, the Employment shall be for an indefinite term.

2.   EMPLOYMENT-DUTIES

2.1 The Employee is employed by the Employer on a full-time basis as Executive Vice President, Europe, the Middle East and Africa (EMEA) Operations reporting to the Chief Executive Officer. The Employee's normal duties include supervision of sales, marketing and finance functions for Employer in EMEA. In addition to the Employee's normal duties, the Employee may be required to undertake other duties from time to time with reasonable notice

2.2 During the Employment, the Employee shall devote the Employee's full time, attention and skill to the business and affairs of the Employer and any Associated Employer (as defined herein and including, without limitation, Corel UK Limited. Corel GmbH and Corel S.A.R.L.) for whom the Employee is required to perform the duties and responsibilities set out in this Agreement. Furthermore, during the Employment the Employee shall not, without the prior written consent of the Employer, directly or indirectly carry on or be engaged concerned or interested in any other business, trade, occupation or activity which interferes with the Employment or which is for the benefit of any person, corporation or enterprise whose business interests are either competitive or in conflict with those of the Employer or any Associated Employer.

2.3 The Employee shall comply with all policies, rules or codes of conduct of the Employer or any Associated Employer that are applicable to the Employee from time to time and as amended by the Employer in its absolute discretion. In particular, the Employee will comply with the policies applicable to her from time to time in relation to entering into any contract or similar commitment or signing any document in the name of or on behalf of the Employer or any Associated Employer and is excluded from doing so other than as authorised.

  Corel Corporation Corporate Headquarters, 1600 Carling Ava., Ottawa, Ontario,
      Canada K1Z 8R7 Tel.:1-613-728-8200) Fax: 1-613-728-9790 www.corel.com

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3.   HOURS OF WORK

3.1 The Employee's normal hours of work are 37.5 hours per week but the Employee is required to work such additional hours and/or more flexible hours (that is, different start and finish times) for no additional remuneration as may be necessary for the proper performance of the Employee's duties and the proper functioning of the business.

3.2 To the extent necessary, the Employee agrees with the Company that the limit on the Employee's working time of not more than an average of 48 hours per week over a 17 week period imposed by r.4(1) Working Time Regulations 1998 shall not apply during the Employment subject to the right of the Employee to terminate the agreement provided for in this Clause 3.2 on three (3) months' written notice to the Employer given at any time.

4.   PLACE OF WORK

4.1 The Employee's normal place of work shall be the Corel UK limited offices at Sapphire Court, Bell Street, Maidenhead, Berkshire SL6 1BU, or any such place of business of the Employer or Associated Employer as the Employer may reasonably determine from time to time within a 30 mile radius of the normal place of work. The Employee shall be required to travel both inside and outside of the UK in connection with the performance of the Employee's duties.

5.   SALARY AND BENEFITS

5.1 In consideration of all services rendered by the Employee in the course of the Employment, the Employee shall receive a gross annual salary of L140,000 ("Base Salary"), subject to statutory withholdings and deductions. Base Salary shall be paid by equal monthly instalments on the 25th of each month in arrears by credit transfer. Base Salary shall be reviewed annually by the Employer and may (if at all) be increased from time to time by such amount as the Employer may in its absolute discretion decide and notify to the Employee in writing.

5.2 In addition to Base Salary, the Employee will be eligible for an incentive bonus of L95,000 based upon the successful realization of certain revenue, pre-tax operating income and/or other targets to be established each year in advance by the Employer. Notwithstanding the foregoing, the Employee acknowledges that Incentive Bonus shall be governed by a separate written agreement (the "Compensation Plan") between the Employee and the Employer which shall supercede and replace the provisions referred to in this Section 5.2 without the need for any amendment to this Agreement. The Employee agrees to execute such Compensation Plan upon its receipt. Thereafter, the Employee agrees to execute such further Compensation Plans, as they may be amended from time to time, at the request of the Employer

5.3 Employee may receive a separate annual bonus at the sole and absolute discretion of the Employer's Board of Directors. The Employee acknowledges that she has no expectation to any bonus in any year, that the payment of said bonus for one or more years shall not affect the absolute discretion exercisable by the Board regarding any future bonus and that said discretion shall not be effected by any representation to the contrary.

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5.4  The Employee shall, in accordance with the Employer's established practices and policies as amended from time to time, be eligible to participate in such additional benefit schemes as the Employer may in its discretion provide from time to time. The Employee's entitlement under any such schemes shall be subject to the scheme rules in force from time to time.

5.5 The Employee may be invited to participate in such stock, stock option or similar incentive plans as Employer may in its absolute discretion determine from time to time. The Employee's rights under any such plan shall be subject to the rules of such plan as amended by the Employer from time to time and do not form part of the Employee's rights under this contract.

5.6 The Employee acknowledges having received a description of the benefit schemes (other than salary, incentive bonus and discretional annual bonus) in force as of the date of this Agreement and further acknowledges that except as set out in this Agreement, the Employee is entitled to no further benefits. The Employer reserves the right in its absolute discretion to vary or discontinue the provision of any and all benefits provided under this Agreement.

5.7 The Employer may at its discretion provide the Employee with a car allowance of L1300 per month which shall be reviewed periodically by the Employer at its sole discretion. Such allowance shall be paid at the same time as Salary is paid and subject to any statutory withholdings or deductions.

5.8 The Employer will reimburse the Employee for all petrol receipts, both business mileage and personal mileage. The personal mileage will be subject to appropriate tax legislation and requirements.

6.   PENSION ARRANGEMENTS

6.1 The Employee is eligible to receive Employer pension contributions to a person pension plan 75% subject to the "allowable maximum" as defined under the Income and Corporation Taxes Act, as said plan may be amended from time to time. The Employer reserves the right to cease Employer contributions to the Plan by giving the Employee three months' written notice.

6.2 A contracting-out certificate is not currently in force in respect of the Employee's Employment.

7.   EXPENSES

7.1 The Employer shall reimburse the Employee in respect of out-of-pocket expenses properly and reasonably incurred by the Employee wholly, exclusively and necessarily in or about the performance of the Employee's duties provided that any expense claim is supported by satisfactory documentation and made in accordance with the Employer's expenses policy in force from time to time.

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8.   HOLIDAY

8.1 The Employee shall be entitled to 30 working days' paid annual holiday (which accrues at the rate of 2.50 days per complete month of service) to be taken at times approved of by and agreed in advance with the Chief Executive Officer, in addition to the usual public and bank holidays. The holiday year is 1 January to 31 December inclusive in each year. No more than 10 days may normally be taken at one time. A maximum of 5 days holiday may be carried forward from one holiday year to the next but only with the prior written approval of the Chief Executive Officer and provided it is taken by 31 March in the holiday year to which it has been carried forward. The Employer may exceptionally agree to other arrangements regarding the carry forward of holiday prior to the end of the relevant holiday year, which arrangements will be in writing and signed by both parties.

8.2 Subject to relevant law, any accrued holiday entitlement, which is not taken or carried forward in accordance with Clause 9.1, will lapse and the Employee will not be entitled to payment in lieu thereof.

8.3 Holiday entitlement in the holiday years in which the Employment starts or ends shall be calculated at the rate of 2.50 for each complete month of employment.

8.4 Upon termination of the Employment, the Employee's accrued holiday entitlement will be calculated pro rata to the date of termination in accordance with Clause 9.3 above and the appropriate amount will be paid to the Employee, or if holiday days have been taken in excess of the Employee's accrued entitlement, the Employer will deduct an amount in respect of the excess from the Employee's final payment of wages.

8.5 The Employer may require the Employee to take any accrued but untaken holiday in any period during which the Employee is not required to perform any duties or at any time after either party has served notice of termination.

9.   INCAPACITY DUE TO SICKNESS OR INJURY

9.1 As soon as possible on the first day of absence, the Employee must notify the Employer by telephone of the fact of absence due to sickness or injury, indicate the nature of sickness or injury and, if possible, how long the Employee is likely to be absent. If the Employee is unable to use the telephone, the Employee should ask someone else to do this on the Employee's behalf.

9.2 For absences of up to 7 successive calendar days, the Employee will be required to complete and sign a self-certification form upon the Employee's return to work (but the Employer reserves the right to require the Employee to provide a doctor's certificate to substantiate the reasons for absence).

9.3 For absences of 8 successive calendar days or more, the Employee will be required to submit a medical certificate provided and signed by a doctor or a hospital in respect of that period of absence. Thereafter, medical certificates must be provided on a weekly basis.

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9.4  The Employer will pay Statutory Sick Pay ("SSP") where the Employee qualifies for it subject to and in accordance with the relevant statutory rules that apply from time to time. The Employee's qualifying days for SSP purposes are Monday to Friday inclusive of both days.

9.5 There is no general entitlement to Employer sick pay. However, the Employer may at its sole discretion pay the Employee an ex gratia allowance ("sickness allowance") of an amount equal to the Employee's Salary less SSP and/or any social security benefits recoverable by the Employee. Any sickness allowance that the Employer decides to pay will, generally, be paid for a period of up to 3 months in aggregate in any 12 month period, the first day of absence being the first day of the 12 month period for calculating the accumulation of benefit. The payment period may be extended, exceptionally, either at an amount equal to full sickness pay or some lesser rate, entirely at the discretion of the Employer.

9.6 In the event of sickness or injury being caused by negligence or any third party and the Employee being paid sickness allowance by the Employer during any period of absence attributable to such sickness or injury, the Employee will take all reasonable steps to claim damages in respect thereof. Sickness allowance will be regarded as a loan to be repaid in the event of a successful claim.

10.  MEDICAL EXAMINATION

     During the Employment, the Employer may require the Employee to be examined by a medical practitioner nominated by the Employer at its expense.

11.  DATA PROTECTION

11.1 The Employee hereby acknowledges that the Employee has signed the Employer's Personal Data Consent Form ("the Consent Form") by which the Employee consents to the processing, disclosure and transfer of personal data and sensitive personal data provided by the Employee to the Employer or any Associated Employer in accordance with legal requirements and including without limitation the specific purposes identified in the Consent Form.

11.2 In addition, the Employee agrees to treat any personal data relating to other employees or customers of the Company or Associated Employer to which the Employee has access in the course of the Employment, in accordance with all legal requirements. In particular, the Employee will not use such data other than in connection with and to the extent necessary for the purposes of the Employment. Any infringement could result in the invoking of disciplinary proceedings against the Employee.

12.  TERMINATION

12.1 No notice or any payment in lieu of notice will be given where the Employer is entitled to dismiss the Employee on a summary basis. The Employer reserves the right to suspend the Employee with pay from duty in connection with the investigation of summary dismissal grounds. Without prejudice to the generality of this Clause 13.1, the Employer may terminate the Employment with immediate effect at any time if the Employee;

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     12.1.1 commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement or any of the policies, rules or codes of conduct of the Employer or any regulatory body in force and as amended from time to time;

     12.1.2 is guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of the Employer or any Associated Employer form which the Employee is required to perform duties;

     12.1.3 is guilty of conduct which brings or is likely to bring the Employee or the Employer or any Associated Employer into disrepute;

     12.1.4 is convicted of an arrestable offence (other than an offence under road traffic legislation for which a non-custodial penalty is imposed); or

     12.1.5 engages in any act which, directly or indirectly, results in the Executive being unable to travel freely and without difficulty between the United Kingdom, any member of the EEC, the United States and Canada.

12.2 The Employment may be terminated by mutual agreement of the parties in writing, in which event the Employee shall continue to accrue and receive the Salary and benefits up to the agreed date of termination.

12.3 The Employment will automatically terminate without the need for prior advance notice or payment in lieu of notice upon the Employee attaining the age of 65 if the Employee is still employed by the Employer immediately before the Employee's 65th birthday.

12.4 The Employment will automatically terminate by operation of law in the event of the death of the Employee.

12.5 Without limitation to the termination provisions of 13.1, 13.2, 13.3, 13.4, and 13.7, the Employment may also be terminated with notice. The Employment may be terminated by the Employee giving three (3) months written notice. The Employment may be terminated by the Employer giving twelve (12) months written notice. In the event there is a Change of Control (as defined in Schedule A hereto) and the Employer terminates the Employment with notice under this Clause 13.5 during the period beginning one (1) month prior to the Change of Control and ending six (6) months following the change of control, the Employer shall be required to provide eighteen (18) months written notice (instead of the aforementioned twelve (12) months written notice). The Company reserves the right at its absolute discretion to terminate the Employment under this Clause 13.5 by paying Base Salary and benefits (as defined at Clause 5.1 above), and no more, for the length of the notice period specified above in lieu of notice.

     The Employment may be terminated by the Employer giving 12 months' written notice in the following situations:

          13.5.1 the Parent Company and its subsidiaries, taken as a whole, cease to operate as a going concern;

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          13.5.2 any action by the Corporation without the Executive's consent that constitutes constructive termination of the Executive's employment with the Corporation, including (i) any material reduction in the Executive's titles, reporting relationships, powers, authority, duties or responsibilities; (ii) any reduction in the Executive's base salary; or (iii) any material reduction in the value of the Executive's employee group insurance or health benefit plans and programmes;

          13.5.3 the Corporation fails to pay, when due, any amount payable by it to the Executive pursuant to this Agreement;

          13.5.4 any term of the Executive's employment with the Corporation is changed without the Executive's consent in any proceedings under any bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation statute or law of any jurisdiction, including the Companies' Creditors Arrangement Act (Canada).

12.6 On termination of the Employment for whatever reason and howsoever arising, the Employee shall immediately:

     12.6.1 Deliver up to the Employer all property, documents including without limitation notes, memoranda, correspondence and other material on which data or information is recorded or stored and confidential or other information of the Employer, any Associated Employer or any other third party which has been entrusted to the Employer which is under the Employee's control or possession and the Employee will not retain any copies of the same;

     12.6.2 Repay all outstanding debts or loans due to the Employer or any Associated Employer and the Employer is hereby authorised to deduct from any of the Employee's wages a sum in repayment of all or any part of such debts or loans; and

     12.6.3 Execute written resignations from any and all positions held with Employer and any Associated Employer.

12.7 For the avoidance of doubt, none of the provisions of this Agreement shall relieve the Employee from the Employee's duty to mitigate any and all damages resulting from the termination of Employment for whatever reason and howsoever arising.

13.  GARDEN LEAVE

13.1 The Employer may at any time notwithstanding any other provision of this Agreement, direct that:

     13.1.1 the Employee performs no duties; and/or

     13.1.2 the Employee refrain from contacting any customer, clients, advertisers, suppliers, agents, professional advisers, brokers or employees of the Employer or any Associated Employer; and/or

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     13.1.3 the Employee does not enter all or any premises belonging to the
          Employer or any Associated Employer.

13.2 Any suspension or exclusion of the Employee in accordance with 14.1 shall be for a period of 9 months and during such period the Employee's Base Salary and car allowance and non salary related benefits and no more, shall continue to be paid or provided by the Employer. During any period of notice, suspension or exclusion, the Employee must continue to comply without exception with all the Employee's obligations under this Agreement including Clause 2.3,

13.3 The Employer reserves the right to require the Employee to take any accrued holiday entitlement during any period that the Employee is directed to perform no duties and/or not to enter any premises of the Employer of Associated Employer pursuant to this Clause 14.

14.  MISCELLANEOUS

14.1 The Employee hereby warrants that, by virtue of entering into this Agreement, the Employee is not and will not be in breach of any express or implied terms of any contract, court order, any agreement with a third a party which has created or could create any third party rights, or of any other obligations legally binding upon him which are or could become inconsistent with the Employee's obligations under this Agreement. The Employee further agrees that the Employee will fully disclose to the Employer at the Employee's earliest opportunity any such prior contract, court order, agreements or other legal obligation as well as any claims made or notices provided by a third party which allege any such agreement or interest.

14.2 The Employee undertakes and agrees that after the termination of the Employee's employment hereunder and prior to entering into any contractual relationship with any other party to serve as an officer, director, employee, partner, advisor, joint-venturer or in any other capacity with any other business, undertaking, association, partnership, firm, enterprise or venture, the Employee shall disclose to such other party the terms of this Agreement.

14.3 There are no collective agreements applicable to the Employment.

14.4 The Employer shall be entitled at any time during the Employment or on its termination to deduct from the Employee's wages or any other sums due to the Employee from the Employer any monies due from the Employee to the Employer in respect of any overpayment of any kind made to the Employee or in respect of any debt or other sum due from the Employee.

15.  DEFINITIONS AND INTERPRETATION

15.1 In this Agreement unless the context otherwise requires:

     "ASSOCIATED EMPLOYER" means any company which is a holding company or a subsidiary of the Employer or a subsidiary of the Employer's holding company and "holding company" and "subsidiary" shall have the meanings given by s.736 Companies Act 1985 as amended from time to time;

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     "INTELLECTUAL PROPERTY" includes without limitation all improvements, inventions, know-how and discoveries, technology, letters patent, copyrights, computer programs, utility models, design rights, trade marks, service marks, documentation, processes, techniques or procedures in any way related to the Employer's business which are developed, invented, or written by the Employee alone or together with others, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and including all derivative works during the course of the Employment, or at any time using the Employer's confidential information.

15.2 This Agreement, contains the entire understanding and agreement between the parties with respect to the Employment and supersedes any and all subsisting agreements arrangements representations and undertakings (written or oral, express or implied) relating to the Employment which such agreements, arrangements representations and undertakings shall be deemed to have been terminated by mutual consent. Both parties hereby release and forever discharge the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations.

15.3 Except as provided herein, no amendment or variation of any of the provisions of this Agreement shall be valid unless made in writing and signed by each of the parties. The Employer reserves the right to make reasonable changes to any of the terms of this Agreement with reasonable notice.

15.4 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the English law and is subject to the exclusive jurisdiction of the English Courts.

15.5 Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

15.6 Any word in this Agreement which denotes the singular shall where the context permits include the plural and vice versa and any word in this Agreement which denotes to the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa.

15.7 Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment of it.

16.  SEVERABILITY

16.1 In the event that any provision of this Agreement or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration.

17.  NOTICES

17.1 Any consent, approval, notice, request, or demand required or permitted to be given under this Agreement by one party to the other shall be in writing to be effective and

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     shall be deemed to have been sufficiently served by one party on the other if it is delivered personally, sent via facsimile or is sent by registered or recorded delivery prepaid post (air mail if overseas) addressed to the Employers registered office for the lime being, or the Employee's last know address or facsimile number.

17.2 Any consent, approval, notice, request or demand aforesaid if delivered personally (for example, if left with an adult person at the above address of the Employee and if left with the receptionist at the above address of the Employer) or faxed shall be deemed to have been given on the date of such delivery or facsimile. Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received two (2) days after posting (six (6) if sent by air mail) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed, stamped and posted.

18.  NON WAIVER

18.1 The parties acknowledge and agree that a failure by either party to enforce any particular provision of this Agreement shall not be considered a waiver of any of its rights and will not release the other party of any responsibility for performance under this Agreement.

IN WITNESS whereof the parties have duly executed this Agreement as of the date first above written.


Signed: /s/ A. J. BEDBOROUGH
        -----------------------------
Name: A. J. BEDBOROUGH
Title: EUP, EMEA OPERATIONS


Signed: /s/ Derek Burney
        -----------------------------
Name: Derek Burney
Title: Chief Executive Office

FOR AND ON BEHALF OR COREL UK LIMITED

                                   APPENDIX A

          CONFIDENTIALITY, POST TERMINATION UNDERTAKINGS, OWNERSHIP OF
           PROPERTY, INVENTIONS, DISCOVERIES, INDUSTRIAL DESIGNS, ETC.

A1   CONFIDENTIALITY

A1.1 The Employee agrees to hold in strict confidence the business and affairs of the Employer or any Associated Employer and any of their customers or clients. The Employee shall not (other than in the proper performance of the Employee's duties or with the prior written consent of the Employer or unless ordered by a court of competent jurisdiction), at any time either during the Employment or after its termination, directly or indirectly disclose or communicate to any third party or use for the Employee's own benefit or the benefit of any third party other than the Employer or any Associated Employer any confidential information which may come to the Employee's knowledge in the course of the Employment and the Employee shall during the continuation of the Employment use best endeavours to prevent the unauthorised publication or misuse of any confidential information, subject to such restriction ceasing to apply in accordance with Clause A1.4 below.

A1.2 For the avoidance of doubt and without prejudice to the generality of Clause A1.1 above the following is a non-exhaustive list of matters which in relation to the Employer and Associated Employers are considered confidential and must be treated as such by the Employee:

     A1.2.1 Information disclosed in confidence to the Employer or any Associated Employer by or on behalf of a customer or client or prospective customer or client;

     A1.2.2 Information respecting the identity of any customer or client of the Employer or any Associated Employer;

     A1.2.3 Information otherwise disclosed to the Employer on a confidential basis by third parties; and

     A1.2.4 Information otherwise identified to the Employee us confidential information of the Employer or by its nature confidential including without limitation any part of the Employer's computer systems, software source code, system logic, systems, marketing plans, patents, trade secrets, know-how, technical expertise, financial information, product information, customer information, remuneration packages and other information relating to the business of the Employer, whether verbal or written, regardless of the form or medium, with respect to the business of the Employer, as well as all proprietary and other information of a confidential nature which is provided to the Employer by third parties.

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A1.3 The Employee's obligations of confidence described at Clause A1.1 above include, without limiting the generality of the foregoing:

     A1.3.1 Refraining from copying the Employer's or any Associated Employer's confidential information without the Employer's prior written permission or as required by the Employee's duties;

     A1.3.2 Refraining from removing the Employer's or any Associated Employer's confidential information from the Employer's premises without the written permission of the Employer unless so required by the duties of the Employee's role;

     A1.3.3 Immediately returning upon request the confidential information of the Employer or any Associated Employer's in the possession or control of the Employee;

     Al.3.4 Taking every reasonable step to prevent third parties from examining and/or making copies of any documents or papers (whether in electronic or hard copy form) prepared by the Employee or that come into the Employee's possession or under the Employee's control by reason of the Employment;

     A1.3.5 Using the Employee's best efforts to follow all security policies of the Employer or any Associated Employer's.

A1.4 The Employee's obligations of confidence described above will not apply to information which:

     A1.4.1 Enters the public domain other than by breach of obligations of confidence owed by the Employee;

     A1.4.2 Rightfully received by the Employee, outside of the course of the Employment, from a third party without confidentiality limitations.

A1.5 The mingling of confidential Information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts.

A1.6 The Employee agrees to promptly advise the Employer of any information known to the Employee prior to the commencement of the Employment which could be considered confidential information but which the Employee considers to be excluded from the provisions of this Agreement. The Employee further agrees to disclose any information which the Employee believes is qualified by this paragraph before acting upon it.

A2   POST TERMINATION UNDERTAKINGS

A2.1 For the purposes of this Clause A2:

     "THE BUSINESS" means the development and marketing of software owned or marketed by the Employer or any Associated Employer (including without limitation productivity software such as word-processing, presentation, spreadsheet, process management and database applications as well as graphics application, desktop publishing application software and XML) or the provision of consulting, maintenance, support or training services in connection with such software by the Employer or any Associated Employer at the date of termination of the Employment and with which the Employee has been concerned to a material extent in the 12 months immediately preceding such termination; and

     "ASSOCIATED EMPLOYER" means any Associated Employer in respect of which the Executive has carried out material duties in the period of 12 months prior to the date of termination of the Employment.

A2.2 The Employee undertakes that the Employee will not, either during the Employment or for the period of 6 months after the termination of the Employment, without the prior written consent of the Employer either alone or jointly with or on behalf of any person directly or indirectly:

     A2.2.1 solicit or entice away or endeavour to solicit or entice away from the Employer or any Associated Employer any person who at the date of termination of the Employment is employed or engaged by the Employer or any Associated Employer and (i) is employed or engaged in a sales and/or marketing capacity and with whom the Employee has had material contact during the course of the Employment or (ii) is directly managed by or reports to the Employee (in both cases whether or not such person would commit a breach of contract by so doing);

     A2.2.2 in connection with the carrying on of any business in competition with the Business approach, canvass or solicit or cause to be approached canvassed or solicited for orders in respect of any services provided and/or any goods sold by the Employer or and Associated Employer any third party who or which at the date of termination of the Employment or at any time during the period of 12 months prior to that date is a customer or customer or client of the Employer or any Associated Employer and with whom or which the Employee shall have had dealings during the course of the Employment, or who or which became a customer or client of the Employer or any Associated Employer within six (6) months after the termination of the Employment and in respect of whom or which the Employee shall have had material involvement with the marketing effort in respect of such customer or client during the course of the Employment;

     A2.2.3 in connection with the carrying on of any business in competition with the Business do business with any person who or which has at any time during the period of 12 months immediately preceding the date of termination of the Employment done business with the Employer or any Associated Employer as and with whom or which the Employee shall have had dealings during the course of the Employment or who has done business with the Employer or Associated Employer within six (6) months after the termination of the Employment and in respect of whom or which the Employee shall have had material involvement with the marketing effort in respect of such person during the course of the Employment.

A2.3 The Employee covenants with the Employer that the Employee will not for the period of 6 months after the termination of the Employment without the prior written consent of the Employer either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (save as a shareholder of not more than two (2) percent in aggregate of any class of shares, debentures or other securities of any company which are quoted on or dealt in any recognised investment exchange) in any business anywhere within the EEC which is in competition with the Business.

A2.4 The Employee agrees to notify the Employer immediately of any offer of employment or engagement or arrangement made with or to the Employee which may give rise to a breach of one or more of the covenants contained in Clauses A2.2 and A2.3 ("a notifiable offer") and further undertakes that on receipt of a notifiable offer the Employee will immediately inform the third party or parties responsible for the notifiable offer of the existence of those covenants.

A2.5 The periods during which Clauses A2.2 and A2.3 are expressed to operate shall each be reduced by such period as the Employee shall have complied with a direction to perform no duties and/or not to enter all or any premises of the Employer or any Associated Employer pursuant to Clause 14.

A2.6 The undertakings contained in Clauses A2.2 and A2.3 are intended to be separate and severable and enforceable as such.

A3   OWNERSHIP OF PROPERTY

A3.1 The Employee agrees that during the term of the Employment and at any time after the termination of the Employment, any and all equipment devices or other property provided to the Employee by the Employer shall remain the property of the Employer. The foregoing shall include all property (whether in electronic or hard copy form) including without limitation computers, peripherals, software, cellular phones and any other equipment.

A3.2 On request by the Employer, and in any event upon termination of the Employment howsoever arising and for whatever reason, the Employee shall immediately return to the Employer any and all of the foregoing property and shall return to the Employer any other property which has been leased or rented by the Employer for use by the Employee.

A3.3 The Employee hereby agrees that in the event that the Employee does not return any and all of the foregoing property, the Employee will pay to the Employer a sum equal to the fair market value of the property as reasonably determined by the Employer. The Employee authorises the Employer in such cases to set off and/or deduct such amount from the Employee's final payment of wages or any other sums due to the Employee from the Employer. In the event that such amount exceeds the Employees final payment of wages and other sums due to the Employee, the Employee agrees to make a payment to the Employer of an amount equal to the outstanding excess.

A4   INVENTIONS, DISCOVERIES, INDUSTRIAL DESIGNS, ETC.

A4.1 If at any time during the Employment the Employee makes or discovers or participates in the making or discovery of any Intellectual Property including (without limitation):

     A4.1.1 Conceiving or making any invention or discovery, whether patentable or not;

     A4.1.2 Becoming the author of any design capable of being protected as an industrial design, design patent or other design protection;

     A4.1.3 Becoming the author of any work in which copyright may exist;

     A4.1.4 Developing any confidential information which may be capable or being protected as a trade secret;

     which relates to or is capable of being used in the business of the Employer or any Associated Employer, the Employee shall (subject to the relevant provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988) immediately disclose and deliver up to the Employer full details, information, documents and other things (in whatever form or media) related thereto and at the request and expense of the Employer shall do all things which may be necessary or desirable for obtaining appropriate forms of protection In such parts of the world as may be specified by the Employer and for vesting all rights in such Intellectual Property in the Employer, any Associated Employer or a company nominated by the Employer.

A4.2 The Employee hereby irrevocably appoints the Employer to be the Employee's agent in the Employee's name and on the Employee's behalf to sign any instrument, execute or do any act and generally to use the Employee's name for the purpose of giving to the Employer or its nominee the full benefit of the provisions of this Clause A4 and in favour of any third party a certificate in writing signed by any director or the secretary of the Employer that any instrument or act falls within the authority conferred by this Clause A4.2 shall be conclusive evidence that such is the case.

A4.3 The Employee hereby waives all of the Employee's moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Employer or acts of third parties done with the Employer's authority in relation to any Intellectual Property which is the property of the Employer by virtue of Clause A4.1.

A4.4 The Employee acknowledges that from time to time, the Employer uses the image, likeliness, voice or other representation of its employees in connection with the production of corporate reports, advertising and promotional materials and training videos. The Employee hereby agrees that if, during the course of the Employment, the Employee participates in such productions, the Employer may use the Employee's image, likeness, voice or other representation in perpetuity, in all media and in all territories for the purposes described above without further compensation to the Employee.

A4.5 All rights and obligations under this Clause A4 in respect of Intellectual
     Property made or discovered by the Employee during the Employment shall continue in full force and effect after the termination of the Employment and shall be binding upon the Employee's personal representatives.

A4.6 The Employee acknowledges that any and all Intellectual Property created by the Employee during the course of the Employment shall vest in and be owned by and constitute the property of the Employer and to the extent that they do not automatically so vest in part consideration of the monies received by the Employee pursuant to this Agreement the Employee hereby assigns and transfers with full title guarantee such Intellectual Property.

A5   CHANGE OF CONTROL

     "CHANGE OF CONTROL" means the occurrence of any of the following events:

     A5.1.1 the Employer is merged, or consolidated or reorganized into or with another corporation or other legal person in any transaction or series of related transactions (other than a transaction to which only the Employer and one or more of its subsidiaries are parties) and as a result of such merger, consolidation or reorganization, less than 51 % of the combined voting power of the outstanding voting securities of the surviving entity or person immediately after such transaction or series of related transactions, are held in the aggregate by persons or entities who were holders of voting securities of the Employer immediately prior to such transaction;

     A5.1.2 the Employer sells all or substantially all of its assets to any other corporation or other legal person in any sale or series of related sales (other than a transaction to which only the Employer and one or more of its subsidiaries are parties);

     A5.1.3 the Employer's Board of Directors approves the distribution to the Employer's shareholders of all or substantially all of the Employer's net assets, or the Employer's Board of Directors, shareholders or a court of competent jurisdiction approves the dissolution or liquidation of the Employer;

          or

     A.5.1.4 any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding clauses (other than transactions to which only the Employer and one or more of its subsidiaries are parties).


Signed: /s/ A. J. BEDBOROUGH
        ----------------------------
Name: A. J. BEDBOROUGH
Title: EVP EMEA OPERATIONS


Signed: /s/ Derek Burney
        ----------------------------
Name: Derek Burney
Title: Chief Executive Officer

FOR AND ON BEHALF OF COREL CORPORATION

(COREL LOGO)

Waiver as Appendix to Employment Contract dated 1st January 2003

I, Amanda Bedborough, hereby confirm that upon signature of this employment contract, I cede any right to sue Corel Corporation or any of its subsidiaries regarding reasons for unfair dismissal when notice of termination is paid as stands in Article 12 of the attached employment contract.


Signed: /s/ Amanda Bedborough
        ----------------------------
Amanda Bedborough

Date: 23/04/03